Exhibit 99.1

Ault Global Holdings, Inc. Regains Compliance

with NYSE American Continued Listing Standards

Las Vegas, August 17, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW) a diversified holding company (“AGH,” or the “Company”), announced today that on August 13, 2021, the Company received written notice from the NYSE American LLC (the “NYSE American”) stating that AGH has regained compliance with all continued listing standards set forth in Section 704 of the NYSE American Company Guide.

By meeting the continued listing requirements, AGH has resolved its continued listing deficiency and, effective at the start of trading on August 16, 2021, the “.BC” designation, signifying noncompliance with the NYSE American’s listing standards, was removed from the Company’s “DPW” trading symbol.

Commenting on the matter, AGH’s Executive Chairman Milton C. Ault, III stated, “We are pleased that we have regained compliance with the NYSE American's continued listing standards. Mr. Ault continued, noting “With this matter resolved, we remain focused on growing our operations and revenues.”

As previously announced, the Company was notified by the NYSE American that the Company was not in compliance with the continued listing standards of Section 704 of the Company Guide for its inability to hold its annual shareholder meeting during its fiscal year end December 31, 2020. On August 13, 2021, the Company held its annual shareholder meeting and regained compliance.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the SEC including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.Aultglobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235